VIA FACSIMILE		           	CONTACT:  CAROL LOUIE DRUXMAN
TOTAL PAGES - 1			         SHAREHOLDER RELATIONS
						                     (206) 623-1635 Ext. 106




SEATTLE, WASHINGTON.April 20, 2000.Todd Shipyards Corporation (the "Company") announced today that its Board of Directors has authorized the repurchase up to 500,000 shares of its Common Stock from time to time in open market or negotiated transactions.

The Company has previously engaged in stock repurchases when management considers the market value relative to the fundamental value of the Company to be favorable. The Company repurchased an aggregate of 293,700 shares of its Common Stock during the first nine months of its fiscal year 2000 for a total $1,915,933. The Company did not repurchase any shares during the fourth quarter of fiscal year 2000.
The Company currently has 9,701,480 shares of its Common Stock outstanding.

The Company indicated that it expects to announce earnings for its fiscal 2000 fourth quarter and year ended April 2, 2000, on or about June 13, 2000.